Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-209304 and 333-202045) on Form S-3 of Vuzix Corporation of our report dated March 16, 2018, relating to the consolidated financial statements, the financial statement schedules, and the effectiveness of internal control over financial reporting of Vuzix Corporation, appearing in the Annual Report on Form 10-K of Vuzix Corporation for the year ended December 31, 2017.

/s/ Freed Maxick CPAs, P.C.

Rochester, New York

March 16, 2018